EXHIBIT 99.1

Erie Indemnity Company Announces Appointment of Secretary & General Counsel

Erie, Pa., March 9, 2007 – Erie Indemnity Company (NASDAQ: ERIE) today announced the appointment of James J. Tanous as executive vice president, secretary and general counsel, Erie Insurance Group. Tanous will succeed Jan R. Van Gorder who officially retired December 31, 2006. Van Gorder has remained with the company as acting secretary and general counsel and will continue in this capacity through April 30, 2007, to facilitate a smooth transition to his successor.

“Jim knows the company well,” says Jeff Ludrof, president and CEO. “He’s been a member of the Board of Directors of Erie Insurance Company of New York, one of our subsidiaries, since its inception in 1995. He has worked with most of ERIE’s executive team for several years, and I have personally known Jim since 1999. I would describe him as an ethical man who is intelligent, strategic, professional and extremely knowledgeable; a true man of integrity.”

Tanous comes to ERIE from Jaeckle Fleischmann & Mugel, LLP, Attorneys at Law, in Buffalo, New York. There he serves as chairman of the firm’s Executive Committee and partner in the Business and Corporate practice group. He has more than 30 years experience representing publicly traded companies, both domestic and international, for whom he provides advice on financing, mergers and acquisitions, securities, antitrust and regulatory matters. His experience extends to property & casualty insurance, with ERIE among those many companies he’s represented.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.